                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2


                         VIASOURCE COMMUNICATIONS, INC.
                         ------------------------------
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
                           --------------------------
                         (Title of Class of Securities)


                                    92553W107
                                    ---------
                                 (CUSIP Number)


                                DECEMBER 31, 2000
              -----------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[ ]      Rule 13d-1(c)
[X]      Rule 13d-1(d)

- --------------------------

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP NO. 92553W107                     13G            PAGE   2   OF   6   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          RICHARD RETTSTADT
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (See Instructions)                                        (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          UNITED STATES
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    22,980
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     2,381,741
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   22,980
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               2,381,741
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,404,721
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
          IN
          ---------------------------------------------------------------------

ITEM 1(a).    NAME OF ISSUER:

              Viasource Communications, Inc.


ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              200 East Broward Boulevard
              Suite 2100
              Fort Lauderdale, Florida  33301


ITEM 2(a).    NAME OF PERSON FILING:

              RICHARD RETTSTADT

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              The principal business office of the Reporting Person is:

              200 East Broward Boulevard
              Suite 2100
              Fort Lauderdale, Florida  33301


ITEM 2(c).    CITIZENSHIP:

              United States

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              Common Stock, no par value

ITEM 2(e).    CUSIP NUMBER:

              92553W107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              (a)     [ ]      Broker or dealer registered under Section 15 of
                               the Exchange Act.

              (b)     [ ]      Bank as defined in Section 3(a)(6) of the
                               Exchange Act.

              (c)     [ ]      Insurance company as defined in Section 3(a)(19)
                               of the Exchange Act.

              (d)     [ ]      Investment company registered under Section 8
                               of the Investment Company Act.

              (e)     [ ]      An investment adviser in accordance with
                               Rule 13d-1(b)(1)(ii)(E);

              (f)     [ ]      An employee benefit plan or endowment fund in
                               accordance with Rule 13d-1(b)(1)(ii)(F);

              (g)     [ ]      A parent holding company or control person in
                               accordance with Rule 13d-1(b)(1)(ii)(G);

              (h)     [ ]      A savings associative as defined in Section 3(b)
                               of the Federal Deposit Insurance Act;

              (i)     [ ]      A church plan that is excluded from the
                               definition of an investment company under
                               Section 3(c)(14) of the Investment Company Act;

              (j)     [ ]      Group, in accordance with
                               Rule 13d-1(b)(1)(ii)(J).


              If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.       OWNERSHIP.

                      Provide the following information regarding the aggregate
              number and percentage of the class of securities of the issuer identified in Item 1.

              (a)     Amount beneficially owned:     2,404,721.
                                                     ----------


              (b)     Percent of class: 5.6%.
                                        -----


              (c)     Number of shares as to which such person has:

                      (i)      Sole power to vote or to
                               direct the vote                    22,980

                      (ii)     Shared power to vote or to
                               direct the vote                 2,381,741

                      (iii)    Sole power to dispose or to
                               direct the disposition of          22,980

                      (iv)     Shared power to dispose or to
                               direct the disposition of       2,381,741


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                      If this statement is being filed to report the fact that
              as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.


                      N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.


                      N/A

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.


                      N/A

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

                      N/A

ITEM 10.      CERTIFICATIONS.

                      By signing below I certify that, to the best of my
              knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         02/14/01
                                                   -----------------------------
                                                          (Date)


                                                       /s/ RICHARD RETTSTADT
                                                   -----------------------------
                                                            Richard Rettstadt